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                                                                     EXHIBIT 5.2



                          [MENTOR GRAPHICS LETTERHEAD]


                                 August 28, 2002

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, Oregon 97070-7777

                      Re:    Mentor Graphics Corporation
                             $172,500,000 Aggregate Principal Amount of
                             6 7/8% Convertible Subordinated Notes Due 2007

Ladies and Gentlemen:

               In connection with the registration of $172,500,000 aggregate principal amount of 6 7/8% Convertible Subordinated Notes Due 2007 (the "Notes") by Mentor Graphics Corporation, an Oregon corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on August 28, 2002 (the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

               In my capacity as Vice President and General Counsel of the Company in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

               In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

               I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

               Subject to the foregoing, it is my opinion that as of the date hereof:

               1. The Notes have been duly authorized, executed and delivered by the Company.

               2. The shares of the Company's common stock issuable upon conversion of the Notes have been duly authorized, and when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

               I consent to your filing this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ DEAN M. FREED
                                             -----------------------------------
                                             Dean M. Freed
                                             Vice President and General Counsel
                                             Mentor Graphics Corporation